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                                                                    EXHIBIT 10.1


            SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

            WHEREAS Nigel Andrews (hereinafter "Employee") has been employed by Internet Capital Group (hereinafter "EMPLOYER"); and

            WHEREAS Employee and EMPLOYER mutually desire to terminate amicably Employee's employment with EMPLOYER.

            IT IS HEREBY AGREED by and between Employee and EMPLOYER as follows:

            1. Employee, for and in consideration of the undertakings of EMPLOYER set forth herein, and intending to be legally bound, does hereby permanently and irrevocably sever his employment relationship with EMPLOYER effective February 28, 2001, and also does hereby REMISE, RELEASE AND FOREVER DISCHARGE, EMPLOYER and its parent, subsidiary, and affiliated entities, and its and their officers, directors, shareholders, employees and agents, its and their respective successors and assigns, heirs, executors, and administrators (hereinafter referred to collectively as "RELEASEES") of and from any and all actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which he ever had, now has, or which his heirs, executors or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of his employment with EMPLOYER up to and including the termination of his employment, and particularly, but without limitation, any claims arising from or relating in any way to his employment relationship or the termination of his employment relationship with EMPLOYER, including, but not limited to, any claims which have been asserted, could have been asserted or could be asserted now or in the future, including any claims under any federal, state or local laws, including the Pennsylvania Human Relations Act,


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43 P.S. Section 951 et seq.; Title VII of the Civil Rights Act of 1964, as
amended, 42 U.S.C. Section 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., the Americans with Disabilities Act, 29 U.S.C. Section 12101 et seq.; any common law contract or tort claims now or hereafter recognized, including but not limited to all claims for cash severance and all claims for counsel fees and costs.

            2. In full consideration of Employee's execution of this Separation of Employment Agreement and General Release, and his agreement to be legally bound by its terms, EMPLOYER agrees, beginning upon the 8th day following Employee's execution of this agreement, to do the following:

                  (a) EMPLOYER shall accelerate the vesting of 400,000 stock options granted to Employee on December 21, 2000 with an exercise price of $3.0312 so that all 400,000 of such options will be completely vested as of the date of his termination of employment with EMPLOYER. EMPLOYER also agrees to extend the expiration date that Employee has to exercise such stock options to two (2) years after termination of employment.

                  (b) Employee agrees to be available to provide advisory services to ICG for six (6) months for an amount of time equivalent to two (2) days per week. Employee specifically acknowledges that he shall receive no additional compensation in exchange for these services;

                  (c) EMPLOYER shall pay the COBRA premiums for continued medical and dental insurance benefits for Employee per their current benefits election through February 28, 2002 or until eligible for these benefits under a new employer's or spouse's employer's plan, whichever occurs first;


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                  (d) EMPLOYER shall pay Employee accrued and unused vacation;

                  (e) EMPLOYER shall pay to Employee any distribution declared prior to March 31, 2002 under the 1999 ICG Limited Partnership for events occurring in calendar years 2000 and 2001;

                  (f) EMPLOYER shall provide Employee with outplacement assistance for a period of 12 months or until subsequent employment begins;

                  (g) After Employee no longer has an advisory role with EMPLOYER or any of its partner companies, EMPLOYER agrees to release Employee from the non-compete provision of any restrictive covenant signed by EMPLOYER and Employee, only to the extent that any such provision would have limited Employee's ability to work for competitors of EMPLOYER other than Safeguard, CMGI, idealab!, Divine interVentures, i2, Ariba, Softbank, Commerce One and/or their affiliate companies; however, such non-compete provision shall expressly apply at all times while Employee is serving in an advisory capacity to EMPLOYER or any of its partner companies and shall apply to prohibit Employee's employment with, or provision of services to, the companies and/or entities identified in this paragraph without EMPLOYER'S prior written approval. In addition, as a condition of EMPLOYER'S agreement to partially waive such non-compete provision as set forth herein, Employee agrees to comply with all other provisions of this agreement including paragraph 5(a).

            3. Except as set forth herein, it is expressly agreed and understood that EMPLOYER does not have, and will not have, any obligation to provide Employee at any time in the future with any payments, benefits or considerations other than those recited in paragraphs


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2(a) - 2(g) above other than any vested benefits to which Employee may be entitled under the terms of EMPLOYER'S benefit plans.

            4. Employee further agrees and covenants that neither he, nor any person, organization or other entity on his behalf, will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any civil action, suit or legal proceeding for personal relief (including any action for damages, injunctive, declaratory, monetary or other relief) against RELEASEES involving any matter occurring at any time in the past up to and including the date of this Separation of Employment Agreement and General Release or involving any continuing effects of any acts or practices which may have arisen or occurred prior to the date of this Separation of Employment Agreement and General Release. Employee further agrees that if any person, organization, or other entity should bring a claim against RELEASEES involving any such matter, he will not accept any personal relief in any such action.

            5. In further consideration of the agreements of EMPLOYER as set forth herein, Employee agrees that:

                  (a) During the one (1) year period beginning on the date of this Agreement, he will not either directly or through others (i) solicit, hire or attempt to solicit or hire any employee of EMPLOYER or any other entity in which EMPLOYER owns, directly or indirectly, an equity interest (an "Affiliate") to change or terminate his or her relationship with any Affiliate or otherwise to become an employee of any other person or business entity, or (ii) solicit, hire or attempt to solicit or hire any consultant, independent contractor or customer of EMPLOYER or of any Affiliate with whom he had contact during the course of his employment with EMPLOYER to change or terminate his or her relationship with any Affiliate or otherwise


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to become a consultant, independent contractor or customer to, for or of any other person or business entity. Notwithstanding the foregoing, general solicitations of employment published in a journal, newspaper, over the Internet or other publication of general circulation and not specifically directed towards such employees, consultants or independent contractors shall not be deemed to constitute solicitation for purposes of this Section. Employee shall not be prohibited from employing or maintaining as a customer any person or business that contacts Employee on such person's or such business' own initiative and without any solicitation on Employee's part, directly or through others.

                  (b) At all times hereafter, Employee agrees to hold in strictest confidence and not to disclose, use, lecture upon or publish any of EMPLOYER'S Proprietary Information (defined below), unless EMPLOYER expressly authorizes such disclosure in writing. "Proprietary Information" shall mean any and all confidential and/or trade secrets and/or proprietary knowledge, data or information of EMPLOYER, its affiliated entities, any of its partner companies, investors, and partners, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship. The term "Inventions" shall mean all trade secrets, inventions, ideas, processes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques.

                  (c) To deliver to the person designated by EMPLOYER all originals and copies of all documents and other property of EMPLOYER in his possession, under his control or to which he may have access. Employee will not reproduce or appropriate for his own


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use, or for the use of others, any Employer property, Proprietary Information or
Company Inventions.

                  (d) Because Employee's services to EMPLOYER were personal and unique, and because he had access to and has become acquainted with the Proprietary Information of EMPLOYER, and because any breach by Employee of any of the restrictive covenants contained in this Agreement would result in irreparable injury and damage for which money damages would not provide an adequate remedy, EMPLOYER shall have the right to enforce the obligations set forth in Section 6 of this Agreement by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that EMPLOYER may have for a breach, or threatened breach, of the provisions of Section 6 of this Agreement. Employee agrees that in any action in which EMPLOYER seeks injunction, specific performance or other equitable relief, Employee will not assert or contend that any of the provisions of Section 6 of this Agreement are unreasonable or otherwise unenforceable.

            6. This Separation of Employment Agreement and General Release will be governed by and construed according to the laws of the State of Delaware, where the EMPLOYER is incorporated. Employee acknowledges and agrees that he has had an opportunity to seek advice of counsel in connection with this Separation of Employment Agreement and General Release and that the covenants contained herein are reasonable in geographical and temporal scope and in all other respects. If any court or other decision-maker of competent jurisdiction determines that any of the covenants contained in this Agreement, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, the duration or scope of such provision, as the case may be, shall be reduced so that such


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provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. In case any one or more of the provisions contained in Section 6 of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of Section 6 of this Agreement, which shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. No waiver by EMPLOYER of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by EMPLOYER of any right under this Agreement shall be construed as a waiver of any other right.

            7. The parties hereto acknowledge that the undertakings of each of the parties herein are expressly contingent upon the fulfillment and satisfaction of the obligations of the other party as set forth herein.

            8. Employee hereby agrees and recognizes that his employment relationship with RELEASEES have been permanently and irrevocably severed and that RELEASEES have no obligation, contractual or otherwise, to hire, rehire or re-employ him/her in the future, and he agrees not to seek re-employment with EMPLOYER.

            9. Employee agrees and acknowledges that the agreement by EMPLOYER, described herein, is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by EMPLOYER and that this agreement is made voluntarily to provide an amicable conclusion of his employment relationship with EMPLOYER.

            10. Employee agrees, covenants and promises that he has not communicated or disclosed, and will not hereafter communicate or disclose, the terms of this Separation of


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Employment Agreement and General Release to any persons with the exception of members of his immediate family, his attorney, and his accountant or tax advisor, each of whom shall be informed of this confidentiality obligation and shall be bound by its terms. Employee further agrees that he will not disparage in any way the professional or personal reputation or character of EMPLOYER, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives.

            11. Employee hereby certifies that he has read the terms of this Separation of Employment Agreement and General Release, that he has been informed by EMPLOYER, through this document and otherwise, that he should discuss this Agreement with an attorney of his own choice, and that he understands its terms and effects. Employee further certifies that he has the intention of releasing all claims recited herein in exchange for the consideration described herein, which he acknowledges as adequate and satisfactory to him/her. Neither EMPLOYER nor any of its agents, representatives or attorneys has made any representations to Employee concerning the terms or effects of this Separation of Employment Agreement and General Release other than those contained herein.

12. Employee acknowledges that he has been informed that he has the right to consider this Agreement for a period of at least 21 days prior to entering into this Agreement. Employee further acknowledges that he has the right to revoke this Agreement within seven (7) days of its execution by giving written notice of such revocation by hand delivery or fax to EMPLOYER, Attention: Stephen M. Prichard, within the seven (7) day period.


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            IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Separation of Employment Agreement and General Release this 2nd day of March, 2001.

WITNESS:   /s/ Karen Toren                   /s/ Nigel Andrews
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                                          Nigel Andrews


                                          INTERNET CAPITAL GROUP


WITNESS:   /s/ Penny Stoker               By:   /s/ Stephen M. Prichard
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                                             Stephen M. Prichard
                                             Vice President, Human Resources

February 21, 2001


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